Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

June 21, 2018

Easterly Government Properties, Inc.

2101 L Street NW, Suite 650

Washington, DC 20037

Re:Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Easterly Government Properties, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-223736) (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement filed on June 20, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act relating to the offering and/or sale of 18,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which includes (i) the sale of 11,000,000 newly issued shares of Common Stock by the Company (the “Underwritten Shares”) to the underwriters (the “Underwriters”) named in an Underwriting Agreement (the “Underwriting Agreement”) among the Company, Easterly Government Properties LP, the representatives of the Underwriters and the forward sellers named therein (the “Forward Sellers”), (ii) the sale to the Underwriters by the Forward Sellers of 7,000,000 shares of Common Stock (together with the Underwritten Shares, the “Company Shares”) and (iii) the issuance and sale to certain forward counterparties (the “Forward Counterparties”) pursuant to letter agreements between the Company and the Forward Counterparties (the “Forward Sales Agreements”) (subject to the Company’s right to elect cash settlement or net share settlement in accordance with the terms of the Forward Sale Agreements) of 7,000,000 shares of Common Stock in the aggregate, subject to adjustment (the “Forward Shares”). The Underwritten Shares also include up to 2,700,000 shares of  Common Stock purchasable by the Underwriters upon their exercise of an option granted to the Underwriters by the Company. The Company Shares and the Forward Shares are collectively referred to herein as the “Shares.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Easterly Government Properties, Inc.

June 21, 2018

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Forward Shares are issued.

Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Forward Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Forward Sales Agreements, the Forward Shares will be validly issued, fully paid and non-assessable

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP